UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

June 24, 2022

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33338	13-2721761
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street, Pittsburgh, Pennsylvania		15203-2329
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 432-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 24, 2022 (the “Closing Date”), American Eagle Outfitters, Inc. (the “Company”) obtained a new five-year $700 million senior secured asset-based revolving credit facility (the “ABL Credit Facility”), pursuant to an amendment and restatement agreement, dated as of the Closing Date (the “Amendment Agreement”), between the Company, American Eagle Outfitters Canada Corporation (the “Canadian Borrower” and, together with the Company, the “Borrowers”), certain of the Company’s subsidiaries, PNC Bank, National Association as administrative agent and the other parties thereto. The Amendment Agreement amends and restates that certain Amended and Restated Credit Agreement, dated as of January 30, 2019, among the Borrowers, the other subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto, the issuing banks from time to time party thereto and PNC Bank, National Association, as administrative agent (as amended by the Amendment Agreement, the “ABL Credit Agreement”).

The maximum availability under the ABL Credit Facility for revolving loans in U.S. Dollars is $700 million. The ABL Credit Facility includes (i) a $60 million sublimit for revolving loans incurred by the Canadian Borrower (the “Canadian Borrowing Sublimit”) and (ii) a $60 million sublimit for the issuance of letters of credit. The ABL Credit Agreement also permits the incurrence of an additional $150 million revolving facility on a “first-in, last-out” basis, subject to obtaining commitments therefor. Subject to the availability under the borrowing base and, as applicable, the Canadian Borrowing Sublimit, the Borrowers may make and repay borrowings from time to time until the maturity of the ABL Credit Facility. The Borrowers may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur.

Borrowings under the ABL Credit Facility accrue interest at the election of the Company at an adjusted SOFR rate of SOFR plus 0.10% plus an applicable margin (ranging from 1.125% to 1.375%) or an alternate base rate plus an applicable margin (ranging from 0.125% to 0.375%), with each such applicable margin being based on average borrowing availability under the ABL Credit Facility. Interest shall be payable quarterly and at the end of each applicable interest period for borrowing at such adjusted SOFR rate. A commitment fee equal to 0.20% per annum on the unused portion of the aggregate commitments is payable quarterly in arrears.

The ABL Credit Facility will mature, and lending commitments thereunder will terminate, on June 24, 2027. Upon the maturity of the ABL Credit Facility, all of the obligations outstanding under the ABL Credit Facility will become due.

The proceeds of the ABL Credit Facility will be used for general corporate purposes and working capital for the Company and its subsidiaries.

The Company’s obligations under the ABL Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries, and the Canadian Borrower’s obligations under the ABL Credit Agreement are guaranteed by the Company and certain of its domestic and Canadian subsidiaries.

The Company’s obligations under the ABL Credit Agreement are secured by certain assets of the Company and the domestic guarantors, and the Canadian Borrower’s obligations under the ABL Credit Agreement are secured by certain assets of the Company and the domestic and Canadian guarantors. Such assets include inventory, accounts receivable, credit card receivables, certain deposit accounts and certain real property owned by domestic subsidiaries, in each case subject to customary exceptions.

The ABL Credit Agreement contains covenants customary for financings of this type restricting the Borrowers’ and certain of its subsidiaries’ activities, subject to certain carveouts and exceptions. In addition, the ABL Credit Agreement includes, as a financial covenant, a springing fixed charge coverage ratio which arises when availability under the ABL Credit Facility falls below a specified threshold.

The ABL Credit Agreement contains customary events of default for financings of this type.

The above description of the ABL Credit Agreement is a summary and is not complete. A copy of the ABL Credit Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The above summary is qualified in its entirety by reference to the terms of the ABL Credit Agreement filed as an exhibit hereto. Exhibits and schedules that have been excluded from the text of the ABL Credit Agreement attached hereto will be supplementally furnished to the Commission upon request.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OFF-BALANCE SHEET ARRANGEMENT.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

4.1	Amendment and Restatement Agreement, dated as of June 24, 2022, between American Eagle Outfitters, Inc., American Eagle Outfitters Canada Corporation, the guarantors party thereto from time to time, the lenders party thereto from time to time and PNC Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 27, 2022

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Stacy B. Siegal
Name:	Stacy B. Siegal
Title:	Executive Vice President, General Counsel